Exhibit 99.1

March 30, 2015

RXi Pharmaceuticals Reports Fourth Quarter and Year End

2014 Financial Results and Recent Corporate Highlights

MARLBOROUGH, Mass. / PRNewswire / March 30, 2015 – RXi Pharmaceuticals Corporation (NASDAQ: RXII), a biotechnology company focused on discovering and developing innovative therapeutics primarily in the areas of dermatology and ophthalmology that address high-unmet medical needs, today reported its financial results for the fourth quarter and year ended December 31, 2014, and provided a business update.

“The past year has seen a steady growth and evolution for RXi Pharmaceuticals,” said Dr. Geert Cauwenbergh, President and CEO of the Company. He added that, “In 2014 we harvested the first results from our first Phase 2a study with RXI-109 that demonstrate that our drug is active in the target population. These results provided us with guidance on treatment regimen and duration for RXI-109 in patients with hypertrophic scars. Add to that our progress in ophthalmology towards a clinical trial for retinal scarring, as well as the acquisition of Samcyprone™, and we feel that we are well positioned to extend our growth curve into the current year; all while focusing on containing cash burn in line with expectations for a biotechnology stage company that is in mid-stage development with its first two products.”

The Company will host a conference call today at 4:30 p.m. EDT to discuss financial results and provide an update on the Company. The webcast link will be available under the “Investors” section of the Company’s website, www.rxipharma.com. The event may also be accessed by dialing toll-free in the United States and Canada: +1 888-669-0684. International participants may access the event by dialing: +1 862-225-5361. An archive of the webcast will be available on the Company’s website approximately two hours after the presentation.

Fourth Quarter 2014 and Recent Company Highlights

Clinical Programs: RXI-109

RXI-109 is an sd-rxRNA® compound developed for the reduction of dermal scar formation. RXI-109 is designed to reduce connective tissue growth factor (CTGF), a critical regulator of biological pathways involved in fibrosis, including scar formation in the skin.

Reported Positive Advancements in our RXI-109 Dermatology Program:

•	In December 2014, the Company announced that enrollment for its first Phase 2a clinical trial, Study 1301, is complete. The Company is continuing to monitor subjects according to the trial protocol.

•	In December 2014, the Company announced results from preliminary data in its first Phase 2a clinical trial for hypertrophic scars, Study 1301. The Company has learned from RXI-109-1301 that initiating treatment with RXI-109 2-weeks post scar revision surgery is beneficial versus initiating treatment immediately. The Company has also shown, in Study 1301, that when treatment with RXI-109 was initiated 2-weeks post scar revision surgery, blinded evaluators were able to identify accurately the RXI-109 treated site at the 1-month and 3-month follow-up more frequently than when treatment was initiated immediately post scar revision surgery.

•	From these early observations in Study 1301, the Company’s third Phase 2a clinical trial, RXI-109-1402, was designed with an increased dosing and duration regimen. In March 2015, the Company announced that subject enrollment for Study 1402 is more than 50% complete.

•	In March 2015, the Company announced that enrollment has completed and data collection and analysis is ongoing for the Company’s Phase 2a clinical study RXI-109-1401, in which the clinical effect of RXI-109 treatment is being evaluated for its ability to reduce the recurrence of keloids following keloidectomy. Additionally, the Company held a meeting with an expert panel where the panel conducted a review of preliminary data from this study. Panel members often identified the placebo-treated site as showing faster recurrence of the keloid and provided a unanimous recommendation to the Company to lengthen the treatment regimen and to increase the number of doses with RXI-109 to reflect the chronic and aggressive nature of the formation process of a keloid. The Company plans to move forward with these recommendations and initiate an additional keloid trial in the near future.

Clinical Programs: Samcyprone™

Samcyprone™ is a propriety topical formulation of diphenylcyclopropenone (DPCP), an immunomodulating agent that works by eliciting a T-cell response. Samcyprone™ is expected to demonstrate an improved safety and tolerability profile while maintaining the known efficacy of DPCP. Samcyprone™ is currently being evaluated for the treatment of warts, alopecia areata and cutaneous metastasis of malignant melanoma.

•	Expansion of the Company’s Clinical Pipeline with an Exclusive Global License for a Phase 2 Clinical Compound. In December 2014, the Company announced that it had entered into an assignment and exclusive license agreement with Hapten Pharmaceuticals, LLC. Under the agreement, Hapten agreed to sell and assign to RXi certain patent rights and related assets and rights, including an IND and clinical data, for Hapten’s Samcyprone™ products for therapeutic and prophylactic use. Upon the satisfaction of certain closing conditions, the Company closed the agreement in February 2015 and paid a one-time up-front cash payment of $100,000 and issued 200,000 shares of common stock to Hapten.

•	Entered into Collaborations with The Rockefeller University and the University of Minnesota and the National Alopecia Areata Foundation. In March 2015, the Company announced it has entered into collaborations with Dr. James Krueger of The Rockefeller University for the study of the effects of Samcyprone™ on the changes in gene expression profiles influenced by DPCP in patients with cutaneous metastases of solid tumors and with Dr. Maria Hordinsky of the University of Minnesota and the National Alopecia Areata Foundation for the study of Samcyprone™ in the treatment of alopecia areata.

Corporate Highlights

Strengthened Intellectual Property Portfolio for Ocular Indications. In February 2015, the Company announced that we had been granted a patent by the United States Patent and Trademark Office for the delivery of double stranded siRNAs (21 to 23 nucleotides in length) across the blood-retina barrier (e.g. topical or systemic delivery) for the treatment of wet age-related macular degeneration or diabetic retinopathy. The patent, which was part of the RNAi assets acquired from OPKO Health, Inc. (“OPKO”), is scheduled to expire in 2023.

Successfully Executed Purchase Agreement for up to $10.8 million in Funding with Lincoln Park Capital. The purchase agreement with Lincoln Park Capital provides the Company with access to up to $10.8 million in funding to support the Company’s clinical and preclinical programs. With the purchase agreement, in addition to the Company’s current cash, we expect that the Company has sufficient cash to fund operations for at least one year.

Entered into an Exclusive License Agreement with MirImmune LLC for our Self-Delivering RNAi (sd-rxRNA®) Technology to Develop Cell-based Immunotherapies to Treat Cancer. In March 2015, the Company announced that it had entered into an exclusive license agreement with MirImmune LLC for use of the Company’s novel and proprietary sd-rxRNA technology in developing innovative cell-based cancer immunotherapies. MirImmune will develop cell-based therapeutics utilizing our sd-rxRNA technology to target immune inhibitory pathways, which are in part responsible for limiting the efficacy of cancer immunotherapeutics.

Fourth Quarter and Full Year 2014 Financial Highlights

Cash Position

At December 31, 2014, the Company had cash and cash equivalents of approximately $8.5 million, compared with cash, cash equivalents and short-term investments of $14.4 million at December 31, 2013. We believe that our existing cash and cash equivalents, along with our equity facility with Lincoln Park Capital, should be sufficient to fund our operations for at least one year.

Research and Development Expenses

Research and development expenses for the quarter ended December 31, 2014 were $1.6 million, compared with $1.4 million for the quarter ended December 31, 2013. Research and development expenses for the year ended December 31, 2014 were $5.7 million, compared with $17.7 million for the year ended December 31, 2013. Research and development expenses were relatively consistent in the fourth quarter of 2014 as compared to the same period in the prior year. For the full year, research and development expenses decreased from the prior year primarily due to a one-time charge of $12.3 million in March 2013 related to the fair value of common stock issued in exchange for the acquisition of RNAi assets from OPKO.

General and Administrative Expenses

General and administrative expenses for the quarter ended December 31, 2014 were $0.8 million, compared with $1.1 million for the quarter ended December 31, 2013. General and administrative expenses for the year ended December 31, 2014 were $3.2 million, compared with $3.7 million for the comparable period in 2013. General and administrative expenses for the quarter and year ended December 31, 2014 as compared to the prior periods decreased primarily due to professional services required in 2013, such as the Company’s reverse stock split and Nasdaq listing application, as well as a decrease in Delaware franchise tax as a result of the Company’s reduction in authorized common stock approved by shareholders in 2014.

Net Loss Applicable to Common Stockholders

Net loss attributable to common stockholders for the quarter ended December 31, 2014 was $2.8 million, compared with $3.7 million for the same period in 2013. Net loss attributable to common stockholders for the year ended December 31, 2014 was $12.9 million compared with $29.5 million for the year ended December 31, 2013. The decrease in net loss applicable to common stockholders for the full year 2014 was primarily attributable to the one-time charge of $12.3 million in research and development expenses in 2013 related to the acquisition of RNAi assets from OPKO, as described above, and decreases in the value of preferred share dividends due to changes in the Company’s closing common stock price on the dividend payment dates and the number of preferred shares earning dividends each quarter.

About RXi Pharmaceuticals Corporation

RXi Pharmaceuticals Corporation (NASDAQ: RXII) is a biotechnology company focused on discovering and developing innovative therapeutics primarily in the area of dermatology and ophthalmology that address high-unmet medical needs. Our discovery and clinical development programs are based on siRNA technology as well as immunotherapy agents. These compounds include, but are not limited to, our proprietary, self-delivering RNAi (sd-rxRNA®) compounds for the treatment of dermal and retinal scarring. It also includes an immunomodulator, Samcyprone™, a proprietary gel formulation of diphenylcyclopropenone (DPCP), for the treatment of such disorders as alopecia areata, warts, and cutaneous metastases of melanoma.

RXi’s robust pipeline, coupled with an extensive patent portfolio, provides for product and business development opportunities across a broad spectrum. We are committed to being a partner of choice for academia, small companies, and large multinationals. We welcome ideas and proposals for strategic alliances, including in- and out-licensing opportunities, to advance and further develop strategic areas of interest.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about future expectations and planned and future development of our product candidates, technologies and partnerships. Forward-looking statements about expectations and development plans of RXi’s product candidates and partnerships involve significant risks and uncertainties, including the following: risks that we may not be able to successfully develop and commercialize our product candidates; risks that product development and clinical studies may be delayed, not proceed as planned and/or be subject to significant cost over-runs; risks related to the development and commercialization of products by competitors; risks related to our ability to control the timing and terms of collaborations with third parties; and risks that other companies or organizations may assert patent rights preventing us from developing or commercializing our product candidates. Additional risks are detailed in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption “Risk Factors.” Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. RXi does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release.

Contacts

RXi Pharmaceuticals Corporation

Tamara McGrillen, 508-929-3646

tmcgrillen@rxipharma.com

RXi PHARMACEUTICALS CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Total revenues	$14	$29	$71	$399

Research and development expenses	1,562	1,438	5,680	17,651
General and administrative expenses	758	1,109	3,217	3,697

Operating loss	(2,306)	(2,518)	(8,826)	(20,949)
Interest income, net	2	10	17	24
Other income, net	—	—	9	—

Net loss	(2,304)	(2,508)	(8,800)	(20,925)
Series A and Series A-1 convertible preferred stock dividends	(462)	(1,217)	(4,130)	(8,610)

Net loss applicable to common stockholders	$(2,766)	$(3,725)	$(12,930)	$(29,535)

Net loss per common share applicable to common stockholders:
Basic and diluted loss per share	$(0.13)	$(0.32)	$(0.79)	$(2.88)

Weighted average common shares outstanding:
Basic and diluted	21,219,004	11,689,310	16,362,905	10,263,954

RXI PHARMACEUTICALS CORPORATION

CONDENSED BALANCE SHEETS

(Amounts in thousands)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$8,496	$11,390
Restricted cash	50	50
Short-term investments	—	3,000
Prepaid expenses and other current assets	442	303

Total current assets	8,988	14,743
Equipment and furnishings, net	183	177
Other assets	18	18

Total assets	$9,189	$14,938

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$285	$163
Accrued expenses and other current liabilities	1,002	1,795
Deferred revenue	47	118

Total current liabilities	1,334	2,076
Total convertible preferred stock	5,110	7,920
Total stockholders’ equity	2,745	4,942

Total liabilities, convertible preferred stock and stockholders’ equity	$9,189	$14,938